Exhibit 10.10

Suita City Junior High School Club Activity Management and Operation Contract

1.	Name of commissioned business: Management and operation of club activities at Suita City Junior High Schools
2.	Location: As per specifications
3.	Performance Period	From February 21, 2025 Until March 31, 2027
4.	Commission fee: 316,669,312 yen (The amount of consumption tax and local consumption tax on the transaction is 28,788,120 yen)
5.

Guarantee of contract

■ Article 3, Paragraph 1, Item 5

(The amount of the contract guarantee, etc. shall be equal to or more than 5/100 of the service outsourcing fee.)

☐ Exemption (Article 3 is excluded)

6.	Special Notes The handling of personal information shall be in accordance with the “Special Notes Regarding the Handling of Retained Personal Information” in the Specification [Appendix 6].

Regarding the above commissioned work, Suita City (hereinafter referred to as the “Client”) and Leifras Co., Ltd. (hereinafter referred to as the “Contractor”) will enter into a commission agreement based on the following clauses and will perform the contract in good faith.

As proof of this contract, two copies of this document will be prepared, and the client and the contractor will each retain one copy after signing and sealing it.

February 21, 2025

Client name Suita City

Representative: Suita City Mayor Keiji Goto

Contractor address: 4-20-3 Ebisu, Shibuya-ku, Tokyo

Yebisu Garden Place Tower 17th floor

Trade name or name Leifras Co., Ltd.

Representative: Director Kiyotaka Ito

(General Provisions)

Article 1 The Contractor must perform the commissioned work (hereinafter referred to as the “Commissioned Work”) set forth in the heading based on the attached specifications (hereinafter referred to as the “Specifications, etc.”) and within the performance period (hereinafter referred to as the “Performance Period”) set forth in the heading, using the commissioning fee (hereinafter referred to as the “Commissioning Fee”).

2.	If there are any specifications not specified in the specifications etc. referred to in the preceding paragraph, the purchaser and the contractor shall determine them through consultation.

Article 1-2 The breakdown of the contract amount shall be as follows:

(Breakdown by fiscal year)

Fiscal year 2024 (February 2025 to March 31, 2025)

Annual amount: 0 yen (including consumption tax and local consumption tax)

Fiscal year 2025 (from April 1, 2025 to March 31, 2026)

Annual amount: 159,159,656 yen (including consumption tax and local consumption tax)

(Monthly) April 2025

13,263,312 yen (including consumption tax and local consumption tax)

May 2025 to March 2026

13,263,304 yen (including consumption tax and local consumption tax)

Fiscal year 2026 (from April 1, 2026 to March 31, 2027)

Annual amount: 157,509,656 yen (including consumption tax and local consumption tax)

(Monthly) April 2026

13,125,812 yen (including consumption tax and local consumption tax)

May 2026 to March 2027

13,125,804 yen (including consumption tax and local consumption tax)

(Legal Responsibility)

Article 2 When performing the commissioned work, the Contractor must comply with the Labor Standards Act (Act No. 49 of 1947), the Minimum Wage Act (Act No. 137 of 1959), the Industrial Safety and Health Act (Act No. 57 of 1972) and other relevant laws and regulations.

(Guarantee of Contract)

Article 3 The Contractor must provide one of the following guarantees at the same time as concluding this contract.

(1)	Payment of contract deposit

(2)	Provision of securities, etc. as collateral in lieu of a contract deposit

(3)	A guarantee by a bank, a financial institution or a guarantee company deemed reliable by the Client (a guarantee company as defined in Article 2, Paragraph 4 of the Law Concerning Advance Payment Guarantee Business for Public Works (Law No. 184 of 1952) (hereinafter the same)) that will guarantee the payment of damages arising from the non-performance of obligations under this contract.

(4)	Guarantee by public works performance bond to guarantee the performance of obligations under this contract

(5)	Conclusion of a performance guarantee insurance contract to indemnify against damages arising from non-performance of obligations under this contract the collateral (in the case of securities, 8/10 of the current value), the amount of the guarantee or the amount of insurance shall be at least 5/100 of the service fee. However, this does not apply when the Ordering Party deems it particularly necessary.

3.	In the event that the Contractor provides any of the guarantees set forth in paragraph 1, items 3 to 5, such guarantee must also cover the termination of the contract by any of the persons specified in any of the items of Article 18, paragraph 2.

(Transfer of Rights and Obligations)

Article 4 The Contractor’s rights and obligations arising from this contract may not be transferred or inherited by a third party. However, this does not apply if the Ordering Party’s written consent is obtained in advance.

(Prohibition of Subcontracting and Submission of Pledges, etc.)

Article 5 In principle, the Contractor must not subcontract the Commissioned Work to a third party (hereinafter referred to as “subcontract”). However, this does not apply if the Contractor obtains the prior consent of the Ordering Party.

2.	When the Contractor seeks approval for subcontracting pursuant to the provisions of the preceding paragraph, the Contractor must submit an application in writing that clearly indicates the name of the subcontractor, the reason for subcontracting, the content to be processed through the subcontract, and the method of management and supervision of the subcontractor’s performance, etc.

3.	The Purchaser who receives an application pursuant to the provisions of the preceding paragraph must notify the Contractor in writing whether or not the application is approved. If the Purchaser does not approve the application, the Purchaser must specifically state the reason for not approving the application.

4.	The Contractor who has obtained approval for the subcontracting shall ensure that the Subcontractor complies with all obligations under this Agreement and shall be responsible to the Client for all actions of the Subcontractor related to the Work and their consequences.

5.	The contractor shall manage and supervise the subcontractor’s performance status and, upon request from the client, shall report on the status of management and supervision as appropriate.

6.	The Contractor shall obtain a written pledge from the Subcontractor stating that the Subcontractor is not a member of or closely associated with an organized crime group as stipulated in Article 8, Paragraph 2 of the Suita City Ordinance on the Exclusion of Organized Crime Groups (Suita City Ordinance No. 50 of 2012) and submit it to the Ordering Party. However, this shall not apply if the contract amount with the Subcontractor is less than 5 million yen.

7.	The Contractor shall not subcontract with any person who has been subject to a suspension of bidding pursuant to the Suita City Guidelines for Suspension of Bidding Measures (enacted on April 1, 2004), any person who has been excluded from bidding pursuant to the Suita City Guidelines for Exclusion of Organized Crime Groups in Contracts for Public Works, etc. and Sale, etc. (enacted on November 13, 2012), or any person who falls under any of the items of Article 15-3.

8.	If the contractor has subcontracted with a party that has been excluded from bidding or that falls under any of the items of Article 15-3, the purchaser may request the contractor to terminate the contract.

9.	In the event that the contract is terminated pursuant to the provisions of the preceding paragraph, the contractor shall bear all responsibility.

(Use of patent rights, etc.)

Article 6 If the Contractor uses a performance method that is subject to patent rights or other third party rights in the performance of this commissioned work, the Contractor must bear all responsibility for such use.

(Investigation of commissioned work, etc.)

Article 7 When the Ordering Party deems it necessary, it may investigate or request a report from the Contractor regarding the status of the Commissioned Work.

(Changes in business operations, etc.)

Article 8 The Ordering Party may, if necessary, change the content of the commissioned work or temporarily suspend the commissioned work. In this case, if it is necessary to change the commission fee or performance period, the Ordering Party and the Contractor shall consult with each other and determine this in writing.

(Extension of performance period)

Article 9 If the Contractor becomes aware that it is unable to complete the commissioned work within the performance period due to reasons beyond its control, it may request an extension of the performance period from the Ordering Party in writing, stating the reasons for such request. However, the number of days of such extension shall be determined through consultation between the Ordering Party and the Contractor.

(Liability for damages arising in connection with the processing of business)

Article 10 The Contractor shall bear any damages (including damages caused to third parties) incurred in relation to the processing of the Commissioned Work. However, this shall not apply when the damages are incurred due to reasons attributable to the Ordering Party.

(Late Payment Penalties in Case of Delay in Performance)

Article 11 If the Contractor is unable to complete the commissioned work within the performance period due to reasons attributable to the Contractor, and there is a prospect of completion within a period that the Ordering Party deems appropriate after the performance period has elapsed, the Ordering Party may collect a penalty for late payment and extend the performance period.

2.	The amount of the late payment penalty prescribed in the preceding paragraph shall be the amount obtained by calculating the late payment penalty rate set out in the Suita City Financial Regulations (Suita City Regulations No. 14 of 1964) against the service outsourcing fee.

(inspection)

Article 12 When the Contractor completes the commissioned work for each month, he/she must submit a work report to the Ordering Party without delay.

(Payment of commission fees)

Article 13 The Contractor shall invoice the Ordering Party for the commission fee stipulated in Article 1-2 once a month.

2.	If a month is less than one month due to termination of the contract or other reasons, the commission fee for that month will be calculated on a pro rata basis.

3.	When a payment request is made under paragraph 1, the Purchaser must make payment within 30 days from that date.

(Attribution of Rights)

Article 14 All rights concerning the deliverables received from the Contractor shall belong to the Purchaser.

(Ordering Party’s Right to Cancel)

Article 15 If the Contractor falls under any of the following items, the Purchaser may request performance within a reasonable period, and may cancel this contract if the Contractor fails to perform within that period. However, this shall not apply if the failure to perform the obligation upon the expiration of that period is minor in light of this contract and accepted business practices.

(1)	When the commissioned work is not commenced without a valid reason.

(2)	When it is deemed that there is no prospect of completing the commissioned work within the period.

(3)	When this Agreement is violated.

Article 15-2 The Purchaser may immediately terminate this Contract if the Contractor falls under any of the following items.

(1)	When there is a violation of this Agreement and it is deemed that the purpose of the agreement will not be achieved as a result of such violation.

(2)	When a request for termination of the contract is made without complying with the provisions of Article 16.

(3)	When the Fair Trade Commission issues an exclusion order pursuant to Article 49 of the Act on Prohibition of Private Monopolization and Maintenance of Fair Trade (Act No. 54 of 1947) on the grounds that the contractor has engaged in a violation (or, in the case where an exclusion order is not issued, a payment order pursuant to Article 62, Paragraph 1 of the same Act) and the case becomes final.

(4)	When the sentence imposed on the contractor (or, in case the contractor is a corporation, its officers or employees) under the provisions of Article 96-6 or Article 198 of the Penal Code (Act No. 45 of 1907) becomes final.

Article 15-3 The Purchaser may immediately terminate this Contract if the Contractor falls under any of the following items.

(1)	When an officer, etc. (if the contractor is an individual, this refers to that individual; if the contractor is a corporation, this refers to an officer of that corporation or a person representing its branch or business office (meaning the office which concludes regular contracts for work)) or a person who is in fact participating in the management is deemed to be a member of a criminal organization.

(2)	When an officer, etc. or a person who is in fact participating in management is deemed to have used an organized crime group (meaning an organized crime group as defined in Article 2, Paragraph 2 of the Law Concerning the Prevention of Unjust Acts by Organized Crime Members (Law No. 77 of 1991) (hereinafter the same)) or an organized crime member with the purpose of obtaining wrongful benefits for himself, his company or a third party, or for the purpose of causing damage to a third party.

(3)	When it is deemed that an officer or other person who effectively participates in management has wrongfully provided money, goods or other property benefits to an organized crime group or an organized crime member, regardless of the name under which such benefits are provided.

(4)	When an officer or other person who is in fact participating in management is deemed to have a socially reprehensible relationship with an organized crime group or an organized crime member.

(5)	When, in the case of a contract to delegate or subcontract to a third party pursuant to the provisions of Article 5 Paragraph 2, it is deemed that a contract has been concluded with the other party to the contract, knowing that the other party to the contract will engage in the acts specified in Items 1 to the preceding paragraphs.

Article 15-4 Until the commissioned work is completed, the Client may, in addition to the provisions of Articles 15, 15-2 and the previous article, terminate the contract when necessary.

2.	In the event that the contract is terminated pursuant to the provisions of the preceding paragraph or the following article, if the Contractor has already completed any part of the commissioned work, the Purchaser shall pay to the Contractor the service commission fee corresponding to that part.

(Contractor’s Right to Cancel)

Article 16 The Contractor may terminate the contract after consultation with the Ordering Party if any of the following conditions apply:

(1)	When the commissioned work content has been changed pursuant to the provisions of Article 9 and the commission fee set forth above has been reduced by more than two-thirds.

(2)	When the Client breaches the contract and the breach makes it impossible to complete the commissioned work.

(Schedule of compensation amount in the event of collusion or other wrongful conduct)

Article 17 If the Contractor falls under either Article 15-2, item 3 or 4 in relation to this contract, the Contractor shall pay compensation equivalent to 10% of the commissioned work fee within the period designated by the Ordering Party, regardless of whether the Ordering Party cancels the contract. However, this shall not apply if the Contractor’s punishment under Article 198 of the Penal Code in Article 15-2, item 4, is finalized.

2.	The provisions of the preceding paragraph shall apply even after performance of this Contract has been completed.

3.	The provisions of paragraph 1 shall not prevent the Purchaser from claiming compensation from the Contractor for the amount in excess of the amount of actual damages suffered by the Purchaser under the provisions of the same paragraph.

(Penalty when a contract is terminated, etc.)

Article 18 In the event that any of the following conditions apply, the Contractor must pay a penalty equivalent to 5/100 of the service commission fee within the period designated by the Ordering Party.

(1)	If the Purchaser cancels this Agreement pursuant to the provisions of Article 15, Article 15-2, or Article 15-3.

(2)	If the Contractor refuses to perform its obligations or is unable to perform its obligations due to reasons attributable to the Contractor.

2.	If any of the following persons terminates this Agreement, it shall be deemed that the case falls under item 2 of the preceding paragraph.

(1)	In the event that a decision is made to commence bankruptcy proceedings against the Contractor, a bankruptcy trustee appointed pursuant to the provisions of the Bankruptcy Act (Act No. 75 of 2004)

(2)	In the event that a decision is made to commence rehabilitation proceedings against the Contractor, the trustee appointed pursuant to the provisions of the Corporate Reorganization Law (Law No. 154 of 2002)

(3)	In the event that a decision is made to commence rehabilitation proceedings against the Contractor, the Rehabilitation Debtor appointed pursuant to the provisions of the Civil Rehabilitation Act (Act No. 225 of 1999)

3.	In the case of paragraph 1, if the contract has been guaranteed by the payment of a contract guarantee, the provision of security, etc. pursuant to the provisions of Article 3, the purchaser may use the contract guarantee, security, security paid by a guarantee company, or insurance paid by an insurance company, etc. to cover the penalty.

4.	The provisions of paragraph 1 and the preceding paragraph shall not prevent the Purchaser from claiming compensation from the Contractor for the amount of the penalty in excess of the amount of actual damages incurred by the Purchaser in question, if such amount exceeds the amount of the penalty set forth in paragraph 1.

(Deduction of Penalties, etc.)

Article 19 If the Contractor fails to pay any penalty charges, etc. based on this contract within the period designated by the Ordering Party, the Ordering Party shall deduct that amount from the service commission fee, and if there is still a shortfall, shall collect the amount.

(Confidentiality)

Article 20 The contractor must not disclose to any other person any confidential information, such as cost estimates, that he/she learns in the course of processing the commissioned work.

2.	The Contractor shall not allow any third party to inspect or copy the Deliverables (including records obtained in the course of performing the commissioned work, etc.) or transfer such copies to any other person.

(Employee training)

Article 21 The Contractor shall provide the employees engaged in this commissioned work with training on the content of the work, hospitality, human rights awareness, and how to respond to emergencies such as fires and earthquakes, as well as other training necessary for the performance of the work.

(Supplementary Provisions)

Article 22 Any matters not specified in this contract shall be governed by the Suita City Financial Regulations, and any matters not specified in the said regulations shall be determined through consultation between the Purchaser and the Contractor.